Exhibit 99.1

News

Bausch & Lomb Announces Triggering Event for
Conversion of $4.1 million of 2003 Convertible Senior Notes due 2023 and $155.9 million of 2004 Senior Convertible Securities

FOR RELEASE WEDNESDAY, JUNE 22, 2005

ROCHESTER, N.Y. – Bausch & Lomb (NYSE:BOL) today announced that pursuant to the terms of its indentures, the Company’s $4.1 million 2003 Convertible Senior Notes due 2023 and its $155.9 million 2004 Senior Convertible Securities due 2023 will be convertible at the option of the holder beginning July 1, 2005.  The conversion right was triggered on June 17, 2005, when the closing sale price of the Company’s Common stock on the New York Stock Exchange exceeded $73.73 (120% of the accreted conversion price per share of the common stock on June 30, 2005) for the 20th trading day in the 30 consecutive trading days ending on June 30, 2005.  The last reported sale price of the Company’s Common stock on the New York Stock Exchange on June 17, 2005 was $74.83.

Any converted 2004 Securities will be settled in cash in an amount equal to the accreted principal amount of the converted note (or, if lower, the conversion value of the note), with any excess of the conversion value over the principal amount settled in shares of the Company’s Common stock, together with cash in lieu of fractional shares.

In the event that a holder elects to convert its note, the Company expects to fund a cash settlement of any such conversion from borrowings under its $250 million syndicated revolving credit agreement.  However, given that the current market value of the securities substantially exceeds the parity value, the Company does not believe a significant number of conversions are likely at this time.

The conversion right triggered as described above is not expected to have a material effect on the Company’s financial position.

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News Media Contact:

Margaret Graham

585.338.5469

Mgraham@bausch.com

Investor Relations Contact:

Daniel L. Ritz

585.338.5802

Daniel.L.Ritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb.  Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions, and the effect on economic, commerce, social and political systems caused by natural disasters (such as, without limitation, earthquakes, hurricanes/typhoons, tornadoes and tsunamis), currency exchange rates, government pricing changes and initiatives with respect to healthcare products, changes in laws and regulations relating to the Company’s products and the import and export of such products, product development and rationalization, enrollment and completion of clinical trials, the ability of the Company to obtain regulatory approvals, the outcome of litigation, the ability of the Company to launch products within planned timeframes, the success of product introductions, the financial well-being of key customers, development partners and suppliers, the successful execution of marketing strategies, the continued successful implementation of the Company’s efforts in managing and reducing costs and expenses, the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting, the Company’s success in the process of management testing, including the evaluation of results, and auditor attestation of internal controls (as required under the Sarbanes-Oxley Act of 2002), the continued successful execution of the Company’s profitability improvement plans, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to, the current report on Form 8-K dated June 14, 2002 and the Form 10-Q for the quarter ended March 26, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York.  Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 12,400 people worldwide and its products are available in more than 100 countries.  More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.